Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Archrock Partners, L.P.’s Registration Statements No. 333-148181, No. 333-164258 No. 333-177505, No. 333-187284 and No. 333-213813 each on Form S-3, No. 333-192162 and 333-200924 on Form S-4, and Registration Statements No. 333-149639 and No. 333-217959 on Form S-8 of our reports dated February 20, 2019, relating to the consolidated financial statements and financial statement schedule of Archrock Partners, L.P. and subsidiaries (the “Partnership”) (which report expresses an unqualified opinion and included an explanatory paragraph regarding the Partnership changed the manner in which accounts for revenue from contracts with customers due to the adoption of the new revenue standard on January 1, 2018. The Partnership adopted the new standard using the modified retrospective method), and the effectiveness of the Partnership’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Archrock Partners, L.P. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 20, 2019